Exhibit 21.1
PRA International
Subsidiaries
“Call Co” 3065613 (Canada)
GMG BioBusiness Ltd.
International Medical Technical Consultants, Inc. (Delaware, United States)
MFH, Inc. (Delaware, United States)
Pharmaceutical Research Associates AG (Switzerland)
Pharmaceutical Research Associates Belgium, BVBA (Belgium)
Pharmaceutical Research Associates Benelux, BVBA (Belgium)
Pharmaceutical Research Associates Espana, SA (Spain)
Pharmaceutical Research Associates GmbH (Germany)
Pharmaceutical Research Associates (HK) Ltd. (Hong Kong)
Parmaceutical Research Associates, Hungary Research and Development Ltd. (Hungary)
Pharmaceutical Research Associates Inc. (Canada)
Pharmaceutical Research Associates, Inc. (Virginia, United States)
Pharmaceutical Research Associates Italia s.r.l. (Italy)
Pharmaceutical Research Associates Ltda. (Brazil)
Pharmaceutical Research Associates Mexico S.R.L. de C.V. (Mexico)
Pharmaceutical Research Associates PTY Limited (Australia)
Pharmaceutical Research Associates SARL (France)
Pharmaceutical Research Associates Singapore Pte. Ltd. (Singapore)
Pharmaceutical Research Associates Sp.Zoo. (Poland)
Pharmaceutical Research Associates Taiwan, Inc. (Taiwan)
Pharm Research Associates Russia Ltd. (England and Wales)
Pharm Research Associates (UK) Ltd. (England and Wales)
PRA International Operations, Inc. (Delaware, United States)
PRA Pharmaceutical India Private Limited (India)
PRA Pharmaceutical (Pty) Ltd. (South Africa)
PRA Sub, Inc. (Delaware, United States)
Regulatory/Clinical Consultants, Inc. (Missouri, United States)